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                                  Exhibit 6(e)

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                                    AGREEMENT

      This Agreement (this "Agreement"), effective as of December 18, 2000, is between Analysts International Corporation, a Minnesota corporation located at 3601 West 76th Street, Minneapolis, Minnesota 55439-0898 (the "Company") and ___________________ (the "Executive").

      A. The Executive is currently employed as the Company's .

      B. The Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and in this connection recognizes that the possibility of a Change in Control may raise uncertainty and questions among management which may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

      C. Company currently has in place various arrangements with certain categories of executives that provide certain economic benefits to those executives in the event of a Change in Control.

      D. The Board has put these arrangements in place to minimize the risk that Company executive management will depart prior to a Change in Control, thereby leaving the Company without adequate executive management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company's executive management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

      E. The Board has recognized that continuance of an executive's position with the Company involves a substantial commitment to the Company in terms of the executive's personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.

      F. The Board believes that it is necessary and appropriate to harmonize the various currently outstanding arrangements that provide economic benefits to executives in the event of a Change in Control, update and revise these arrangements to include additional provisions consistent with arrangements of this type and to enter into such arrangements with executives who currently are not party to such arrangements but who are at a level of responsibility or position similar to the Company executives who are party to such arrangements.

      G. To induce the Executive to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to the Executive in the event the Executive's employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

      H. Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

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      Accordingly, the Company and Employee each intending to be legally bound, agree as follows:

      1. Term of Agreement. This Agreement is effective immediately and will have an initial term ending on December 31, 2003. After this initial term, this Agreement will automatically continue for consecutive one-year terms ("Renewal Periods") unless and until the Company or the Executive has given notice to the other at least 90 calendar days prior to the commencement of the next Renewal Period that this Agreement will not be extended past such next Renewal Period. For example, if the Company notifies the Executive on September 1, 2003 of its intent not to renew this Agreement, the term of this Agreement will end at the end of the next Renewal Period, which will be on December 31, 2004. Notwithstanding anything in the foregoing to the contrary, if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect for a period of 36 months following the month during which the Change in Control occurs or, if later, until the date on which the Company's obligations to the Executive arising under or in connection with this Agreement have been satisfied in full.

      2. Benefits upon a Change in Control Termination. The Executive will become entitled to the benefits described in this Section 2 if and only if (i) the Executive terminates the Executive's employment with the Company for any reason within the period beginning on the first day of the 11th month that begins after the month during which the Change in Control occurs and ending on the last day of such month or (ii) (x) the Company terminates the Executive's employment for any reason other than the Executive's death or Cause, or the Executive terminates the Executive's employment with the Company for Good Reason, and (y) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the 36th month that begins after the month during which the Change in Control occurs or prior to a Change in Control if the Executive's termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

            (a) Cash Payment. Not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to (i) 2.99 times the Executive's Eligible Earnings, less (ii) any incentive compensation payments made to the Executive for the year ending after the Executive's Date of Termination.

            (b) Special Executive Retirement Plan. The termination of the Executive's employment will be deemed a "separation from service" pursuant to Section 5 of the Company's Restated Special Executive Retirement Plan and the Company will pay the applicable monthly benefit to the Executive pursuant to Section 4 of the Company's Restated Special Executive Retirement Plan. The Company will provide for payment of the benefit pursuant to this Section 2(b) and Section 4 of the Company's Restated Special Executive Retirement Plan through a trust. The trust must (1) be a grantor trust with respect to which the Company is treated as the grantor,
      (2) not cause benefits under this Section 2(b) to be funded for federal income tax purposes or for purposes of ERISA, and (3) provide that trust assets will, upon the Company's insolvency, be used to satisfy the

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      claims of the Company's general creditors. Neither the Executive nor the
      Executive's surviving spouse will have any interest in the assets of the trust.

            (c) Group Health and Dental Plans. During the continuation period (as defined below), the Company will maintain a group health and dental plan(s) which by its terms covers the Executive (and the Executive's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Executive and the Executive's family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). The "continuation period" is the period beginning on the Executive's Date of Termination and ending on the earlier of (i) the last day of the 18th month that begins after the Executive's Date of Termination or (ii) the date after the Executive's Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive's eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company's plan but for this clause
      (ii). To the extent the Executive incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 2(c) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company's group health and dental plan, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Executive's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 2(c) will be made within 10 days after the Executive's remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

            (d) Supplemental Medicare Benefits. The termination of the Executive's employment will be deemed a "separation from service" pursuant to Section 4 of the Company's Supplemental Medicare Coverage Plan and the Company will provide the Executive (and the Executive's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the Supplemental Medicare Coverage Plan in effect immediately prior to the Change in Control) the applicable benefits pursuant to Section 3 of the Company's Supplemental Medicare Coverage Plan.

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            (e) Supplemental Dental Benefits. In the event the Executive is at least 65 years of age on the Executive's Date of Termination, the termination of the Executive's employment will be deemed a "separation from service" pursuant to Section 4 of the Company's Supplemental Dental Coverage Plan and the Company will provide the Executive (and the Executive's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the Supplemental Dental Coverage Plan in effect immediately prior to the Change in Control) the applicable benefits pursuant to
      Section 3 of the Company's Supplemental Dental Coverage Plan.

            (f) Other Welfare Benefits. During the period beginning on the Executive's Date of Termination and ending on the earlier of (i) the last day of the eighteenth (18th) month that begins after the Executive's Date of Termination, or (ii) the date after the Executive's Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing substantially similar welfare benefits to the Executive in the aggregate (and the Executive's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control), the Company will provide, or arrange to provide, to the extent such policies or coverages can be obtained on commercial reasonable terms, the same or equivalent accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits (other than benefits pursuant to any cafeteria plan maintained by the Company pursuant to Section 125 of the Code) to the Executive (and the Executive's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Executive and the Executive's family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). To the extent the Executive incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 2(f) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company's welfare benefit plans, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Executive's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to

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      this Section 2(f) will be made within 10 days after the Executive's remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

            (f) Termination of Non-Competition Agreements. All non-competition agreements (or non-competition provisions within other agreements) restricting the activities of the Executive after the termination of the Executive's employment with the Company will be null and void and of no further force and effect.

      If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Parent Corporation or an Affiliate (a "Disposition"), and the Executive remains or becomes employed by the acquiror or an "affiliate" of the acquiror (as defined in this Agreement but substituting "acquiror" for "Parent Corporation") in connection with the Disposition, the Executive will be deemed to have terminated employment on the effective date of the Disposition for purposes of the Section 2 and will be entitled to the benefits described in this Section 2 unless (x) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by the Executive, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by the Executive, payment and performance by the acquiror.

3. Gross-Up Payments.

      (a) Anything in this Agreement to the contrary notwithstanding, in the event it will be determined that any payments or distributions by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 3) (collectively, the "Payments") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 3(d), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be used in arriving at such determination, must be made by the Company's external auditors (the "Accounting Firm"), which must provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event

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      that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive must appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm must be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, must be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive.

            (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(d) and the Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm must determine the amount of the Underpayment that has occurred and any such Underpayment must be promptly paid by the Company to or for the benefit of the Executive.

            (d) The Executive must notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification must be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and must apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive must not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive must:

      (i) give the Company any information reasonably requested by the Company relating to such claim;

      (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

      (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

      (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(d), the Company will control all proceedings taken

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      in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive must (subject to the Company's complying with the requirements of Section 3(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
      Section 3(d), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive's counsel) incurred in connection with all matters, events and transactions relating to the Executive's service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Executive served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

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5. Miscellaneous.

            (a) Successors. The Parent Corporation must seek to have any Successor, by agreement in form and substance satisfactory to the Executive, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Parent Corporation to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by the Executive of the Executive's employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

            (b) Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, the Executive, the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount would still be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

            (c) No Mitigation. The Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Executive in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Executive may receive from other employment or otherwise.

            (d) No Setoff. The Company has no right to setoff benefits owed to the Executive under this Agreement against amounts owed or claimed to be owed by the Executive to the Company under this Agreement or otherwise.

            (e) Taxes. All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes. The Company's good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.

            (f) Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement

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      (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

            (g) Disputes. If the Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Executive may seek specific performance of the Executive's right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by the Executive, reimburse, all fees, costs and expenses incurred by the Executive related to such arbitration unless the arbitrators decide that the Executive's claim was frivolous or advanced by the Executive in bad faith. If the Executive does not elect arbitration, the Executive may pursue all available legal remedies. The Company will pay, or if elected by the Executive, reimburse the Executive for, all fees, costs and expenses incurred by the Executive in connection with any actual, threatened or contemplated litigation relating to this Agreement to which the Executive is or reasonably expects to become a party, whether or not initiated by the Executive, if the Executive is successful in recovering any benefit under this Agreement as a result of such action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. The Company will not assert in any dispute or controversy with the Executive arising under or in connection with this Agreement the Executive's failure to exhaust administrative remedies.

            (h) Effect of Plan Benefits on Other Severance Plans. In the event the Executive receives any payment under the terms of this Agreement, the Executive will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company, including without limitation the Analysts International, Inc. Executive Change in Control Severance Pay Plan and the Analysts International, Inc. Change in Control Severance Pay Plan.

            (i) Other Arrangements. This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement. To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such

      Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits the Executive's continuing or future participation in any Other Arrangement for which the Executive may qualify, and nothing in this Agreement limits or otherwise affects the rights the Executive may have under any Other Arrangement. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

            (j) No Employment or Service Contract. Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Executive's rights or the rights of the Company.

            (k) Payment; Assignment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

            (l) Late Payments. Benefits not paid under this Agreement when due will accrue interest at the rate of 18% per year or the maximum rate permitted under applicable law.

            (m) Survival. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive's employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Executive's employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

            (n) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Parent Corporation. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            (o) Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively

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      in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

            (p) Further Assurances. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

            (q) Interpretation. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

            (r) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

      [Remainder of page intentionally left blank]

      The Company and the Executive have executed this Agreement as of the date first above written.

                               ANALYSTS INTERNATIONAL CORPORATION


                               By:______________________________________________

                               Agreed to as of this _____ day of January, 2001

                               _________________________________________________
                               [Executive]

Exhibit A
DEFINITIONS

      For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise. Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1. "Affiliate" means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

2. "Base Pay" means the Executive's annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary (plus the amount of any automobile allowance paid to the Executive or any automobile lease payments made by the Company on behalf of the Executive) and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

3. "Benefit Plan" means any

            (a) employee benefit plan as defined in Section 3(3) of ERISA;

            (b) cafeteria plan described in Code Section 125;

            (c) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

            (d) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Executive in particular (and/or the Executive's family and dependents).

4."Board" means the board of directors of the Parent Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

5. "Cause" means:

            (a) the Executive's gross misconduct that is materially and demonstrably injurious to the Company;

            (b) the Executive's willful and continued failure to perform substantially the Executive's duties with the Company (other than any such failure (1) resulting from the Executive's incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the Executive's duties after a Change in Control that constitute Good Reason) after a demand for substantial performance is delivered to the Executive by the chair of the Board which specifically identifies the manner in which the Executive have not substantially performed the Executive's duties and provides for a reasonable period of time within which the Executive may take corrective actions; or

            (c) the Executive's conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive's ability to perform substantially the Executive's duties for the Company.

      An act or failure to act will be considered "gross or willful" for this purpose only if done, or omitted to be done, by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive's attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of the Executive's engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that the Executive engaged in those activities. Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive were guilty of the conduct set forth above in clauses (a), (b) or (c) of this definition and specifying the particulars thereof in detail.

6. "Change in Control" means the occurrence of any of the following on or after December 18, 2000:

            (a) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Corporation, in one transaction or in a series of related transactions, to any Person;

            (b) the approval by the shareholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation;

            (c) any Person, other than a "bona fide underwriter," becomes, after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20 percent or more, but not more than 50 percent, of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the "continuity directors" or (ii) more than 50 percent of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

            (d) a merger or consolidation to which the Parent Corporation is a party if the shareholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (i) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or
      (ii) less than 50 percent of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

            (f) the continuity directors cease for any reason to constitute at least a majority of the Board.

      For purposes of the definition of a Change in Control, a "continuity director" means any individual who is a member of the Board on the date of the Agreement, while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by the Parent Corporation's shareholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such individual is named as a nominee for director without objection to such nomination). For example, if a majority of the seven individuals constituting the Board on December 18, 2000, approved a proxy statement in which two different individuals were nominated to replace two of the individuals who were members of the Board on December 18, 2000, the two newly elected directors would join the five remaining directors who were members of the Board on December 18, 2000 as continuity directors. Similarly, if a majority of those seven directors approved a proxy statement in which three different individuals were nominated to replace three other directors who were members of the Board on December 18, 2000, the three newly elected directors would also become, along with the other four directors, continuity directors. Individuals subsequently joining the Board could become continuity directors under the principles reflected in this example. For purposes of the definition of a Change in Control, a "bona fide underwriter" means a Person engaged in business as an underwriter of securities that acquires securities of the Parent Corporation through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

7."Code" means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

8."Company" means the Parent Corporation, any Successor and any Affiliate.

9. "Date of Termination" following a Change in Control (or prior to a Change in Control if the Executive's termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

            (a) if the Executive's employment is to be terminated by the Executive, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

            (b) if the Executive's employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

            (c) if the Executive's employment is terminated by reason of the Executive's death, the date of the Executive's death; or

            (d) if the Executive's employment is to be terminated by the
                Company for any reason other than Cause or the Executive's death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Executive expressly agrees in writing to an earlier date.

      In the case of termination by the Company of the Executive's employment for Cause, if the Executive has not previously expressly agreed in writing to the termination, then within the 30-day period after the Executive's receipt of the Notice of Termination, the Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 5(g) of the Agreement. During the pendency of any such dispute, the Executive will continue to make the Executive available to provide services to the Company and the Company will continue to pay the Executive the Executive's full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 5(g) of the Agreement. The Executive will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that the Executive's claim of a dispute was frivolous or advanced by the Executive in bad faith.

10. "Eligible Earnings" means the sum of (i) the average of the Executive's Base Pay for the last five years of the Company ending on or before the Date of Termination, or if the Executive was employed by the Company for fewer than five years, for the number of years for which the

Executive was employed plus (ii) the average of any incentive compensation paid by the Company to the Executive for the last five years of the Company ending on or before the Date of Termination, or if the Executive was eligible to receive such incentive compensation for fewer than five years, for the number of years for which the Executive was eligible. If the Executive's Base Pay or incentive compensation for a year relates to a period of less than 12 months, the amount of the Base Pay or incentive compensation will be annualized in determining the Executive's Eligible Earnings.

11."ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

12."Exchange Act" means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

13. "Good Reason" means:

            (a) a change in the Executive's title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in the Executive's reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by the Executive;

            (b) a reduction by the Company in the Executive's Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

            (c) the failure by the Company to cover the Executive under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Executive and/or the Executive's family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Executive (and/or the Executive's family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

            (d) the Company's requiring the Executive to be based more than 30 miles from where the Executive's office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company during the 90-day period immediately preceding the

      Change in Control (without regard to travel related to or in anticipation of the Change in Control);

            (e) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 4(a) of the Agreement;

            (f) any purported termination by the Company of the Executive's employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

            (g) any refusal by the Company to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, the Executive were not expressly prohibited in writing by the Board from attending to or engaging in.

      The Executive's continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Executive's termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Executive may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

14. "Notice of Termination" means a written notice given on or after the date of a Change in Control (unless the Executive's termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Executive on or after the date of a Change in Control (or before the date of a Change in Control if the Executive's termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that the Executive's failure to provide Notice of Termination will not limit any of the Executive's rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

15. "Other Arrangement" is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and the Company, other than this Agreement.

16."Parent Corporation" means Analysts International Corporation and any Successor.

17."Person" means any individual, corporation partnership, group, association or other person," as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan(s) sponsored by the Parent Corporation or an Affiliate.

18. "Successor" means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation's outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

                       ANALYSTS INTERNATIONAL CORPORATION
                 EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

                                          As Adopted Effective December 18, 2000

                       ANALYSTS INTERNATIONAL CORPORATION
                 EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

                                Table of Contents

                                                                            Page
                                                                            ----

ARTICLE 1 INTRODUCTION.........................................................4
       1.1.   Plan Name........................................................4
       1.2.   Plan Type........................................................4
       1.3.   Plan Purpose.....................................................4
ARTICLE 2 DEFINITIONS, CONSTRUCTION AND INTERPRETATIONS........................4
       2.1.   Affiliate........................................................4
       2.2.   Base Pay.........................................................4
       2.3.   Benefit Plan.....................................................4
       2.4.   Board............................................................5
       2.5.   Cause............................................................5
       2.6.   Change in Control................................................6
       2.7.   Code.............................................................7
       2.8.   Company..........................................................7
       2.9.   Date of Termination..............................................7
       2.10.  Eligible Participant.............................................7
       2.11.  ERISA............................................................8
       2.12.  Exchange Act.....................................................8
       2.13.  Good Reason......................................................8
       2.14.  Governing Law....................................................9
       2.15.  Headings.........................................................9
       2.16.  Notice of Termination............................................9
       2.17.  Number and Gender................................................9
       2.18.  Other Arrangement................................................9
       2.19.  Parent Corporation...............................................9
       2.20.  Participant......................................................9
       2.21.  Plan.............................................................9

       2.22.  Person...........................................................9
       2.23.  Qualified Employee..............................................10
       2.24.  Successor.......................................................10
       2.25.  Trust...........................................................10
       2.26.  Trustee.........................................................10
ARTICLE 3 PARTICIPATION AND ELIGIBILITY FOR BENEFITS..........................10
       3.1.   Commencement of Participation...................................10
       3.2.   Ceasing to be a Qualified Employee..............................11
       3.3.   Eligibility for Benefits........................................11
ARTICLE 4 BENEFITS............................................................11
       4.1.   Compensation and Benefits Before Date of Termination............11
       4.2.   Cash Payment....................................................11
       4.3.   Group Health and Dental Plans...................................12
       4.4.   Other Welfare Benefits..........................................12
       4.5.   Termination of Non-Competition Agreements.......................13
       4.6.   Excess Parachute Payments.......................................13
       4.7.   Indemnification.................................................15
ARTICLE 5 Administration and Enforcement of Rights............................15
       5.1.   Plan Administration.............................................15
       5.2.   Amendment and Termination.......................................15
       5.3.   Benefit Claims..................................................16
       5.4.   Disputes........................................................16
       5.5.   Funding and Payment.............................................17
ARTICLE 6 Miscellaneous.......................................................16
       6.1.   Successors......................................................17
       6.2.   Binding Plan....................................................17
       6.3.   Validity........................................................17
       6.4.   No Mitigation...................................................17
       6.5.   No Set-off......................................................18
       6.6.   Taxes...........................................................18
       6.7.   Notices.........................................................18

       6.8.   Effect of Plan Benefits on Other Severance Plans................18
       6.9.   Related Plans...................................................18
       6.10.  No Employment or Service Contract...............................18
       6.11.  Survival........................................................18
       6.12.  Effect on Other Plans...........................................19
       6.13.  Prohibition of Alienation.......................................19
       6.14.  Notice of Reemployment..........................................19

ANALYSTS INTERNATIONAL CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

                                    Article 1
                                  INTRODUCTION

1.1. Plan Name.

      The name of the Plan is the "Analysts International Corporation Executive Change in Control Severance Pay Plan."

1.2. Plan Type.

      The Plan is an unfunded plan maintained by the Company primarily for the purpose of providing benefits for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA, to the extent such provisions would otherwise be applicable, by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof, respectively. The Plan is also intended to be unfunded for tax purposes. The Plan will be construed in a manner that gives effect to such intent.

1.3. Plan Purpose.

      The purpose of the Plan is to provide benefits to Qualified Employees whose employment is terminated in connection with a Change in Control.

                                    Article 2
                  DEFINITIONS, CONSTRUCTION AND INTERPRETATIONS

      The definitions and rules of construction and interpretation set forth in this Article 2 apply in construing the Plan unless the context otherwise indicates.

2.1. Affiliate.

      An "Affiliate" is:

any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation; or any other form of business entity in which the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

2.2. Base Pay.

      The "Base Pay" of a Participant is his or her annual base salary from the Company at the rate in effect immediately prior to the Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan or deduction of any kind.

2.3. Benefit Plan.

      A "Benefit Plan" is any:

(a)   employee benefit plan as defined in ERISA Section 3(3),
(b)   cafeteria plan described in Code Section 125,
(c) plan, policy or practice providing for paid vacation, other paid time off or short- or long-term profit sharing,
(d)   bonus or incentive payments or perquisites, or
(e) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based
(f)   compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or a Participant (and/or a Participant's family and dependents) in particular.

2.4 Board.

      The "Board" is the board of directors of the Parent Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with the Plan is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

2.5 Cause.

(a) Subject to Subsection (b), "Cause" with respect to a particular Participant is any of the following:

      (i)the Participant's gross misconduct that is materially and demonstrably injurious to the Company;

      (ii)the Participant's willful and continued failure to perform substantially his or her duties with the Company (other than any such failure (a) resulting from the Participant's incapacity due to bodily injury or physical or mental illness or (b) relating to changes in the Participant's duties after a Change in Control that constitute Good Reason) after a demand for substantial performance is delivered to the Participant by the Chair of the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties and provides for a reasonable period of time within which the Participant may take corrective measures; or

      (iii) the Participant's conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Participant's ability to perform substantially his or her duties with the Company.

An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by the Participant in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be taken or not taken by the Participant in good faith and in the best interests of the Company. In addition, the Participant's attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing to the Participant's engagement in such activities either before or within a reasonable time after the Board knew or reasonably should have known that the Participant engaged in the activities.

(b) Notwithstanding Subsection (a), a Participant may not be terminated for Cause unless and until there has been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for the Participant, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of the conduct set forth in clause (i), (ii) or (iii) of Subsection (a) and specifying the particulars thereof in detail.

2.6. Change in Control.

(a) "Change in Control" is the occurrence of any of the following on or after December 18, 2000:

      (i)the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Corporation, in one transaction or in a series of related transactions, to any Person;

      (ii) the approval by the shareholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation;

      (iii) any Person, other than a "bona fide underwriter," becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (a) 20 percent or more, but not more than 50 percent, of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the "continuity directors," as defined at Subsection 2.6(b), or (b) more than 50 percent of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

      (iv) a merger or consolidation to which the Parent Corporation is a party if the shareholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (a) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or
      (b) less than 50 percent of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

      (v) the continuity directors cease for any reason to constitute at least a majority the Board.

(b) For purposes of this section-

      (i)"Continuity director" means any individual who was a member of the Board on December 18, 2000, while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Parent Corporation's shareholders, was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such individual is named as a nominee for director without objection to such nomination). For example, if a majority of the seven individuals constituting the Board on December 18, 2000, approved a proxy statement in which two different individuals were nominated to replace two of the individuals who were members of the Board on December 18, 2000, the two newly elected directors would join the five remaining directors who were members of the Board on December 18, 2000 as continuity directors. Similarly, if a majority of those seven directors approved a proxy statement in which three different individuals were nominated to replace three other directors who were members of the Board on December 18, 2000, the three newly elected directors would also become, along with the other four directors, continuity directors. Individuals subsequently joining the Board could become continuity directors under the principles reflected in this example.

      (ii)"Bona fide underwriter" means a Person engaged in business as an underwriter of securities that acquires securities of the Parent Corporation from the Parent Corporation through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

2.7. Code.

      The "Code" is the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

2.8. Company.

      The "Company" is the Parent Corporation, any Successor and any Affiliate.

2.9. Date of Termination.

      The "Date of Termination" with respect to a Participant following a Change in Control (or prior to a Change in Control if the Participant's termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

      (a) if the Participant's employment is to be terminated by the Participant for Good Reason, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company expressly agrees in writing to a later date;

      (b) if the Participant's employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

      (c) if the Participant's employment is terminated by reason of his or her death, the date of his or her death; or

      (d) if the Participant's employment is to be terminated by the Company for any reason other than Cause or his or her death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Participant expressly agrees in writing to an earlier date.

If the Company terminates a Participant's employment for Cause following a Change in Control (or prior to a Change in Control if the Participant's termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) and the Participant has not previously expressly agreed in writing to the termination, then within the 30-day period after the Participant's receipt of the Notice of Termination, the Participant may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the arbitrators or a court in a proceeding as provided in Section 5.4. During the pendency of any such dispute, the Participant will continue to make himself or herself available to provide services to the Company and the Company will continue to pay the Participant his or her full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits which constitute Good Reason) and until the dispute is resolved in accordance with Section 5.4. The Participant will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the arbitrators or judge decide(s) that the Participant's claim of a dispute was frivolous or advanced by the Participant in bad faith.

2.10. Eligible Participant.

      An "Eligible Participant" is a Participant who has become eligible to receive benefits pursuant to Section 3.3.

2.11. ERISA.

      "ERISA" is the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

2.12. Exchange Act.

      The "Exchange Act" is the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

2.13. Good Reason.

(a) Subject to Subsection (b), "Good Reason" with respect to a Participant is any of the following:

      (i) a change in the Participant's title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in the Participant's reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include a change in a Participant's title(s), status, position(s), authority, duties or responsibilities that is remedied by the Company promptly after receipt of notice of such change is given by the Participant;

      (ii) a reduction by the Company in the Participant's Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

      (iii) the failure by the Company to cover the Participant under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Participant and/or his or her family and dependents at a substantially similar total cost to the Participant (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions, taxes and the like) relative to the benefits and total costs under the Benefit Plans in which the Participant (and/or his or her family or dependents) is participating at any time during the 90-day period immediately preceding the Change in Control;

      (iv) the Company's requiring a Participant to be based more than 30 miles from where his or her office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which the Participant undertook on behalf of the Company during the 90-day period ending on the date of the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

      (v) the failure of the Parent Corporation to obtain from any Successor the assent to this Plan contemplated by Section 6.1;

      (vi) any purported termination by the Company of a Participant's employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Plan, and for purposes of this Plan, no such purported termination will be effective; or

      (vii) any refusal by the Company to continue to allow a Participant to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, the Participant was not expressly prohibited by the Company from attending to or engaging in.

(b) A Participant's continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstance constituting Good Reason. Termination by a Participant of his or her employment for Good Reason as defined in this section will constitute Good Reason for all purposes of this Plan, notwithstanding that the Participant may also thereby be deemed to have "retired" under any applicable benefit plan, policy or practice of the Company.

2.14. Governing Law.

      To the extent that state law is not preempted by provisions of ERISA or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of this Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of laws principles of the State of Minnesota or of any other jurisdiction.

2.15. Headings.

      The headings of articles and sections are included solely for convenience. If there is a conflict between the headings and the text of the Plan, the text will control.

2.16. Notice of Termination.

      A "Notice of Termination" is a written notice given on or after the date of a Change in Control (unless the termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in this Plan pursuant to which the notice is given. Any purported termination by the Company or by a Participant for Good Reason on or after the date of a Change in Control (or before the date of the Change in Control if the termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that a Participant's failure to provide Notice of Termination will not limit any of his or her rights under the Plan except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

2.17. Number and Gender.

      Wherever appropriate, the singular number may be read as the plural, the plural number may be read as the singular and a reference to one gender may be read as a reference to the other.

2.18. Other Arrangement.

      An "Other Arrangement" is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Participant and the Company, other than the Plan.

2.19. Parent Corporation.

      The "Parent Corporation" is Analysts International Corporation and any Successor.

2.20. Participant.

      A "Participant" is a Qualified Employee who is participating in the Plan pursuant to Article 3.

2.21. Plan.

      The "Plan" is that set forth in this instrument as it may be amended from time to time.

2.22. Person.

      A "Person" includes any individual, corporation, partnership, group, association or other "person," as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan sponsored by the Parent Corporation or an Affiliate.

2.23. Qualified Employee.

      (a) A "Qualified Employee" is an individual who (i) is either (1) employed by the Parent Corporation as an executive officer of the Parent Corporation elected by the Board or (2) employed by the Company as a management or highly compensated employee, as determined by the Chief Executive Officer of the Parent Corporation, and selected as a Qualified Employee by the Chief Executive Officer of the Parent Corporation and (ii) is not a party to a separate written agreement with the Company which by its express terms specifically provides that the individual is not eligible to participate in the Plan.

      (b) An individual who, during the 90-day period ending on the date of a Change in Control, ceases to be an executive officer of the Parent Corporation elected by the Board, will nevertheless remain a Qualified Employee until his or her Date of Termination.

      (c) In the case of an individual who is selected as a Qualified Employee pursuant to Subsection (a)(i)(2), the Chief Executive Officer of the Parent Corporation may at any time prior to a Change in Control, but not thereafter, determine that the individual is no longer a Qualified Employee but as to that individual, the Chief Executive Officer's determination will be deemed to be an amendment to the Plan subject to the provisions of Section 5.2(a).

2.24. Successor.

      A "Successor" is any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation's outstanding securities ordinarily having the right to vote at the election of directors, all or substantially all of its assets or otherwise.

2.25. Trust.

      "Trust" means the trust or trusts, if any, established by the Company pursuant to Section 5.5.

2.26. Trustee.

      "Trustee" means the one or more banks or trust companies which at the relevant time has or have been appointed by the Company to act as Trustee of the Trust.

                                    ARTICLE 3
                   PARTICIPATION AND ELIGIBILITY FOR BENEFITS

3.1. Commencement of Participation.

      (a) An individual who is employed by the Parent Corporation as an executive officer of the Parent Corporation elected by the Board will commence participation in the Plan on the first day on which he or she performs services for the Parent Corporation as an executive officer of the Parent Corporation elected by the Board.

      (b) An individual who is selected by the Chief Executive Officer of the Parent Corporation as a Qualified Employee pursuant to Section 2.24(a)(i)(2) will commence participation in the Plan as of the date specified by the Chief Executive Officer of the Parent Corporation in a notice to the individual regarding his or her selection.

      (c) Notwithstanding any other provision of the Plan to the contrary, no individual will commence participation in the Plan on or after the date of a Change in Control.

3.2. Ceasing to be a Qualified Employee.

A Participant who ceases for any reason to be a Qualified Employee will, except with respect to any current or future benefit to which he or she is then entitled, thereupon cease his or her participation in the Plan. Notwithstanding any other provision of the Plan to the contrary, a Participant will cease to be a Qualified Employee if, prior to the date of a Change in Control: (i) an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and no Change in Control occurs in connection therewith; (ii) the Participant's primary employment duties are with the Affiliate at the time of the occurrence of such event; and (iii) such Participant does not, in conjunction therewith, transfer employment directly to the Parent Corporation or another Affiliate as a Qualified Employee.

3.3. Eligibility for Benefits.

(a) A Participant will become eligible for the benefits provided in Article 4 if and only if (i) (1) the Company terminates his or her employment for any reason other than his or her death or Cause or (2) the Participant terminates employment with the Company for Good Reason and (ii) the termination occurs within the period beginning on the date of a Change in Control and ending on the last day of the thirty-sixth month that begins after the month in which the Change in Control occurs or prior to a Change in Control if the termination was either a condition of the Change in Control or at the request or insistence of a Person related to the Change in Control.

(b) If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate is or are sold, transferred or otherwise disposed of and the acquiror is not the Parent Corporation or an Affiliate (a "Disposition"), any individual who was a Qualified Employee immediately prior to the Disposition and who remains or becomes employed by the acquiror or any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the acquiror (an "Acquiror Affiliate") in connection with the Disposition will be deemed to have terminated employment on the effective date of the Disposition for purposes of Subsection (a) unless (i) the acquiror and the Acquiror Affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by the individual, to perform the obligations of this Plan to the same extent that the Company would be required to perform if the Disposition had not occurred and (ii) the Successor guarantees, in a manner that is enforceable by the individual, payment and performance by the acquiror.

                                    ARTICLE 4
                                    BENEFITS

4.1. Compensation and Benefits Before Date of Termination.

      During the period beginning on the date a Participant or the Company, as the case may be, receives Notice of Termination and ending on the Date of Termination, the Company will continue to pay the Participant his or her Base Pay and cause his or her continued participation in all Benefit Plans in accordance with the terms of such Benefit Plans.

4.2. Cash Payment.

      The Company will make a cash payment to an Eligible Participant in an amount equal to (a) 2.99 times the Eligible Participant's Base Pay, plus (b) any incentive compensation payments made to the Executive for the year ending after the Executive's Date of Termination, in a single lump sum within ten days after the Eligible Participant's Date of Termination or, if later, within ten days following the date of the Change in Control.

4.3. Group Health and Dental Plans.

(a) During the continuation period, the Company will maintain a group health and dental plan(s) which by its terms covers the Eligible Participant (and the Eligible Participant's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Eligible Participant and the Eligible Participant's family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). The continuation period under applicable federal and state continuation laws will begin to run from the date on which coverage pursuant to this Section 2(c) ends. The "continuation period" is the period beginning on the Eligible Participant's Date of Termination and ending on the earlier of (i) the last day of the 18th month that begins after the Eligible Participant's Date of Termination or (ii) the date after the Eligible Participant's Date of Termination on which the Eligible Participant first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Eligible Participant and the Eligible Participant's eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Eligible Participant or any eligible family member or dependent who would otherwise be covered under the Company's plan but for this clause
(ii).

(b) To the extent the Eligible Participant incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 4.3 which the Eligible Participant would not have incurred had the Eligible Participant been an active employee of the Company participating in the Company's group health and dental plan, the Company will make a payment to the Eligible Participant in an amount equal to such tax liability plus an additional amount sufficient to permit the Eligible Participant to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Eligible Participant's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 4.3 will be made within 10 days after the Eligible Participant's remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

4.4. Other Welfare Benefits.

(a) During the period beginning on the Eligible Participant's Date of Termination and ending on the earlier of (i) the last day of the eighteenth
(18th) month that begins after the Eligible Participant's Date of Termination, or (ii) the date after the Eligible Participant's Date of Termination on which the Eligible Participant first becomes eligible to participate as an employee in a plan of another employer providing substantially similar welfare benefits to the Eligible Participant (and the Eligible Participant's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control), the Company will provide, or arrange to provide, the same or equivalent accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits to the Eligible Participant (and the Eligible Participant's family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Eligible Participant and the Eligible Participant's family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason).

(b) To the extent the Eligible Participant incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 4.4 which the Eligible Participant would not have incurred had the Eligible Participant been an active employee of the Company participating in the Company's welfare benefit plans, the Company will make a payment to the Eligible Participant in an amount equal to such tax liability plus an additional amount sufficient to permit the Eligible Participant to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, the Eligible Participant's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 4.4 will be made within 10 days after the Eligible Participant's remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

4.5. Termination of Non-Competition Agreements.

      After the termination of an Eligible Participant's employment with the Company in connection with a Change in Control, all non-competition agreements (or non-competition provisions within other agreements) restricting the activities of the Eligible Participant will be null and void and of no further force and effect.

4.6. Excess Parachute Payments.

      (a) Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payments or distributions by the Company to or for the benefit of an Eligible Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or Other Arrangement, but determined without regard to any payments required under this Section 4.6) (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Eligible Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Eligible Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Eligible Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Eligible Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (b) Subject to the provisions of Section 4.6(d), all determinations required to be made under this Section 4.6, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's external auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Eligible Participant within 15 business days of the receipt of notice from the Eligible Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Eligible Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by the Company to the Eligible Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Participant.

      (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.6(d) and the Eligible Participant thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Participant.

      (d) The Eligible Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Eligible Participant knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Participant in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Participant shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim;

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.6(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Eligible Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Eligible Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Participant on an interest-free basis and shall indemnify and hold the Eligible Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (e) If, after the receipt by the Eligible Participant of an amount advanced by the Company pursuant to Section 4.6(d), the Eligible Participant becomes entitled to receive any refund with respect to such claim, the Eligible Participant shall (subject to the Company's complying with the requirements of Section 4.6(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Participant of an amount advanced by the Company pursuant to Section 4.6(d), a determination is made that the Eligible Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.7. Indemnification.

      Following a Change in Control, the Company will indemnify and advance expenses to an Eligible Participant to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Participant's counsel) incurred in connection with all matters, events and transactions relating to such Eligible Participant's service to or status with the Company or any other corporation, employee benefit plan or other entity with whom the Eligible Participant served at the request of the Company.

                                    ARTICLE 5
                    ADMINISTRATION AND ENFORCEMENT OF RIGHTS

5.1. Plan Administration.

      The Board has the power and authority to construe, interpret and administer the Plan. Prior to the date of a Change in Control, the Board may delegate such power and authority to any committee or individual but such delegation will automatically cease to be effective on the date of a Change in Control. Prior to (but not after) the date of a Change in Control, the power and authority of the Board and any individual or committee to whom such power and authority is in whole or in part delegated is discretionary as to all matters.

5.2. Amendment and Termination.

(a) Prior to the date of a Change in Control, the Board may amend the Plan from time to time in such respects as the Board may deem advisable; provided, that the effective date of any amendment that adversely affects a Qualified Employee may not be less than one year after the date on which the amendment is approved by the Board and, if a Change in Control occurs prior to the date on which the amendment would otherwise be effective, the amendment automatically will be null and void. On and after the date of a Change in Control, the Plan may be amended only if each Participant and Eligible Participant is provided with written notice of the amendment (which must include a complete and accurate description of the amendment and its intended and potential impact on Participants and Eligible Participants and a copy of the proposed amendment) at least 90 days before the adoption of the amendment and the amendment is approved by the affirmative vote of not less than 80 percent of all Participants and Eligible Participants.

(b) The Board may terminate the Plan at any time; provided, first, that prior to the date of a Change in Control, the effective date of the termination may not be less than one year after the date on which the termination is approved by the Board; and, second, that the Plan cannot be terminated, and no termination will become effective, within the period beginning on the date of a Change in Control and ending on the last day of the thirty-sixth month that begins after the month in which the Change in Control occurs.

Any amendment or termination of the Plan must be set forth in a written instrument approved by the Board and signed by at least two officers of the Parent Corporation.

5.3. Benefit Claims.

      A person whose employment relationship with the Company has terminated and who has not been awarded benefits under the Plan or who objects to the amount of the benefits so awarded may file a written request for benefits with the Board. The Board will review such request and will notify the claimant of its decision within 60 days after such request is filed. If the Board denies the claim for benefits, the notice of the denial will contain:

      (a) the specific reason for the denial,

      (b) a specific reference to the provision of the Plan on which denial is based,

      (c) a description of any additional information or material necessary for the person to perfect his or her claim (and an explanation of why such information is material or necessary), and

      (d) an explanation of the Plan's claim review procedure.

      If the Board determines that a claimant is not eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may file a petition for review with the Board within 60 days after the claimant receives the notice issued by the Board. Within 60 days after the Board receives the petition, the Board will give the claimant (and his or her counsel, if any) an opportunity to present his or her position to the Board orally or in writing, and the claimant (or his or her counsel) will have the right to review the pertinent documents. Within 60 days after the hearing (or the date of receipt of the petition if the claimant presents his or her position in writing) the Board will notify the claimant of its decision in writing, stating the decision and the specific provisions of the Plan on which the decision is based.

5.4. Disputes.

      (a) If a Participant so elects, any dispute, controversy or claim arising under or in connection with this Plan will be settled exclusively by binding arbitration in Minneapolis, Minnesota in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association, incorporated by referenced herein; provided, that a Participant may seek specific performance of his or her right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with the Plan. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Plan is settled by arbitration, the Company will pay, or if elected by the Participant, reimburse, all fees, costs and expenses incurred by a Participant related to such arbitration unless the arbitrator decides that the claim was frivolous or advanced by the Participant in bad faith.

      (b) If a Participant does not elect arbitration, he or she may pursue all available legal remedies. The Company will pay, or if elected by the Participant, reimburse each Participant for, all fees, costs and expenses incurred by such Participant in connection with any actual, threatened or contemplated litigation relating to this Plan to which the Participant is or reasonably expects to become a party, whether or not initiated by the Participant, if the Participant is successful in recovering any benefit under this Plan as a result of such action.

      (c) In any dispute or controversy with any Participant arising under or in connection with this Plan, the Company will not assert the Participant's failure to exhaust administrative remedies.

5.5. Funding and Payment.

(a) The Company may establish a Trust with an independent corporate trustee. The Trust must (i) be a grantor trust with respect to which the Company is treated as grantor for purposes of Code Section 677, (ii) not cause the Plan to be funded for purposes of Title I of ERISA and (iii) provide that Trust assets will, upon the insolvency of the Company, be used to satisfy claims of the Company's general creditors. The Company may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee.

(b) The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of the Company's obligations under the Plan in accordance with the terms of the Trust. The Company is responsible for paying any benefits that are not paid from the Trust.

(c) Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Participant's or other person's only interest under the Plan being the right to receive the benefits set forth herein. The Trust is established only for the convenience of the Company and no Participant has any interest in the assets of the Trust. To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Company.

                                    ARTICLE 6
                                  MISCELLANEOUS

6.1. Successors.

      The Parent Corporation will require any Successor to expressly assume and agree to perform the obligations of this Plan in the same manner and to the same extent that the Parent Corporation would be required to perform if no such succession had taken place. Failure of the Parent Corporation to obtain such assumption and agreement at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination of a Participant's employment. The date on which any such succession becomes effective will be deemed the Date of Termination and Notice of Termination will be deemed to have been given on such date. A Successor has no rights, authority or power with respect to the Plan prior to a Change in Control.

6.2. Binding Plan.

      This Plan is for the benefit of, and is enforceable by, each Participant, each Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, but a Participant may not otherwise assign any of his or her rights or delegate any of his or her obligations under this Plan. If a Participant dies after becoming entitled to, but before receiving, any amounts payable under this Plan, all such amounts, unless otherwise provided in this Plan, will be paid in accordance with the terms of this Plan to such Participant's devisee, legatee or other designee or, if there be no such designee, to such Participant's estate.

6.3. Validity.

      The invalidity or unenforceability of any provision of the Plan does not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect.

6.4. No Mitigation.

      No Eligible Participant will be required to mitigate the amount of any benefits the Company becomes obligated to provide in connection with this Plan by seeking other employment or otherwise and the benefits to be provided in connection with this Plan may not be reduced, offset or subject to recovery by the Company by any benefits an Eligible Participant may receive from other sources.

6.5. No Set-off.

      The Company has no right to set-off benefits owed under this Plan against amounts owed or claimed to be owed by an Eligible Participant to the Company under this Plan or otherwise.

6.6. Taxes.

      All benefits to be provided to each Eligible Participant in connection with this Plan will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

6.7. Notices.

      For the purposes of this Plan, notices and all other communications provided for in, or required under, this Plan must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each Participant's or the Company's (as the case may be) respective address (provided that all notices to the Company must be directed to the attention of the chair of the Board). For purposes of any such notice requirement, the Company will use the Participant's most current address on file in the Company's personnel records. Any notice of a Participant's change of address will be effective only upon receipt by the Company.

6.8. Effect of Plan Benefits on Other Severance Plans.

      A Participant who receives any payment under the terms of this Plan will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company.

6.9. Related Plans.

      To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Plan, then for purposes of this Plan, while such Other Arrangement remains in force, the provision of this Plan will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Plan prevents or limits a Participant's continuing or future participation in any Other Arrangement, and nothing in this Plan limits or otherwise affects the rights Participants may have under any Other Arrangement. Amounts that are vested benefits or which Participants are otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

6.10. No Employment or Service Contract.

      Nothing in this Plan is intended to provide any Participant with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way Participants' rights or the rights of the Company, which rights are hereby expressly reserved, to terminate a Participant's employment at any time for any reason or no reason whatsoever, with or without cause.

6.11. Survival.

      The respective obligations of, and benefits afforded to, the Company and the Participants which by their express terms or clear intent survive termination of a Participant's employment with the Company or termination of this Plan, as the case may be, will remain in full force and effect according to their terms notwithstanding the termination of a Participant's employment with the Company or termination of this Plan, as the case may be.

6.12. Effect on Other Plans.

      Unless otherwise expressly provided therein, benefits paid or payable under the Plan will not be deemed to be salary or compensation for purposes of determining the benefits to which a Participant may be entitled under any other Benefit Plan sponsored, maintained or contributed to by the Company.

6.13. Prohibition of Alienation.

      No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any benefit provided under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any interest will be void.

6.14. Notice of Reemployment.

      If an Eligible Participant commences full-time employment during his or her Continuation Period, he or she must notify the Company not later than five business days after he or she commences full-time employment.